                                                                                    Exhibit 10.26

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF FLORIDA
CASE NO. 04-CV-20547-CIV-MARRA/VITUNAC

Proceeding Ancillary to Case No. 03-80612-CIV-MARRA

MARTY STEINBERG, ESQ., as Receiver for LANCER OFFSHORE, INC., a foreign corporation organized and existing under the laws of the British Virgin Islands,

Plaintiff,

vs.

NEPHROS, INC., a Delaware corporation,

Defendant.
_________________________________________/

NOTICE OF FILING MOTION FOR APPROVAL OF
STIPULATION OF SETTLEMENT WITH NEPHROS, INC.

Plaintiff, Marty Steinberg, Esq., as Receiver for Lancer Offshore, Inc. hereby files the attached Notice of Filing of Motion For Approval of Stipulation of Settlement with Nephros, Inc. dated November 18, 2005.

I HEREBY CERTIFY that a true and correct copy of the foregoing was served via facsimile and U.S. mail this 18th day of November, 2005, upon Mark Bideau, Esq. and Phil Hutchinson, Esq., Greenberg Traurig, P.A. 777 N. Flagler Drive, Suite 300 East, West Palm Beach, Florida 33401.

        HUNTON & WILLIAMS LLP
        Counsel for Plaintiff
        Mellon Financial Center
        1111 Brickell Avenue, Suite 2500
        Miami, Florida 33131-1802
        Telephone: (305) 810-2500
        Fax: (305)810-2460

        By /s/ Jeffrey P. Bast
       Jeffrey P. Bast (FBN 996343
       Courtney Caprio (FBN 933961)

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF FLORIDA

Case No. 03-80612 CIV-MARRA/VITUNAC

SECURITIES AND EXCHANGE COMMISSION

Plaintiff,

v.

MICHAEL LAUER,
LANCER MANAGEMENT GROUP, LLC, and
LANCER MANAGEMENT GROUP II, LLC,

Defendants,

and

LANCER OFFSHORE, INC.,
LANCER PARTNERS, LP,
OMNIFUND, LTD.,
LSPV, INC., and LSPV, LLC,

Relief Defendants.
/
In re: LANCER PARTNERS L.P., Debtor.	Chapter 11 Case Case No.: 04-80211-CIV-MARRA/VITUNAC /

MOTION FOR APPROVAL OF STIPULATION OF SETTLEMENT WITH
NEPHROS, INC.
(Relief requested in Receivership Only)

Plaintiff Marty Steinberg, Esq. (“Plaintiff”), as Court-appointed Receiver for Lancer Offshore, Inc. (“Lancer”), hereby files this Motion for Approval of Stipulation of Settlement among the Receiver and Defendant, Nephros, Inc. (“Defendant”) (together with the Receiver, the “Parties”), and in support thereof states as follows:

BACKGROUND FACTS

1.  On or about August 5, 2002, Lancer and Defendant entered into a Subscription Agreement, pursuant to which, among other things, Lancer agreed to purchase three million dollars in notes from Defendant and receive class A warrants to purchase 240,000 shares of Defendant’s common stock, par value $.001 per share (the “Common Stock”).

2.  Under the Subscription Agreement, Lancer purchased a Note from Defendant in the principal amount of one million five hundred thousand dollars (the “Old Note”) and class A warrants (the “Old Warrants”) to purchase an aggregate of 120,000 shares of Defendant’s Common Stock.

3.  On or about January 31, 2003, Lancer and Defendant entered a Settlement Agreement (the “Settlement Agreement”) relating to, among other things, the Subscription Agreement.

4.  Among other things, the Settlement Agreement terminated the Subscription Agreement between Lancer and Defendant, rendering that instrument of no further force and effect, terminated Defendant’s indebtedness to Lancer under the Old Note, terminated all liens and security interests Lancer had in any collateral provided by Defendant, and provided for mutual releases.

5.  Upon execution and in partial fulfillment of the terms of the Settlement Agreement, Lancer transferred to Defendant all its rights to and interest in 45,000 of the 120,000 Old Warrants to purchase shares of Defendant’s Common Stock that Lancer held pursuant to the Subscription Agreement (the “Forfeited Warrants”).

6.  Pursuant to the Settlement Agreement, and assuming compliance by Lancer with all terms of the Settlement Agreement, Defendant was to deliver to Lancer an instrument evidencing warrants exercisable to purchase the remaining 75,000 shares of Defendant’s Common Stock (the “Retained Warrants”).

7.  Also pursuant to the Settlement Agreement, and again assuming compliance by Lancer with all terms of the Settlement Agreement, Defendant was to deliver to Lancer a Note in the principal amount of one million five hundred thousand dollars (the “New Note”).

8.  Pursuant to the Settlement Agreement the parties scheduled a February 11, 2003, closing (the “Closing”), during which, among other things, the deliveries identified above were to have occurred. Lancer did not appear at the Closing.

9.  Defendant alleged that it was not obligated, and on that basis refused, to tender the New Note and the Retained Warrants or pay to Lancer one million five hundred thousand dollars.

10.  On July 10, 2003, this Court entered an Order Appointing Receiver (the “Receivership Order”), which, among other things, appointed Marty Steinberg, the Receiver for the Receivership Entities,1 including Lancer. On July 24, 2003, the Connecticut Bankruptcy Court entered an Order (the “July 24 Order”) recognizing the Receiver as the “responsible person” for Lancer Partners, L.P., based on his role as receiver of Lancer Management Group II, which is Lancer Partners’ general partner. On October 14, 2003, this Court entered on Order approving the Receiver’s retention of Hunton & Williams L.L.P. (“HW”) as general counsel in connection with the receivership proceeding nunc pro tunc to July 10, 2003.

11.  On January 8, 2004, this Court entered a Case Management Order (the “CMO”), which clarified the rights and obligations of the Receiver. The CMO provides, among other things, that: (i) the Receiver shall have the same standing to bring ancillary suits and actions as a common law receiver and as a bankruptcy trustee; and (ii) the Receiver shall establish and chair a steering committee to obtain input from investors and creditors in connection with the administration of the estates of the Receivership Entities.

---------------------------------------------------------------
1 Currently, Lancer Management Group, LLC, Lancer Management Group II LLC, Lancer Offshore, Inc., Omnifund, Ltd., LSPV, Inc., LSPV, LLC, Alpha Omega, Inc., CLR Associates LLC, and GII Associates, Inc.

12.  Pursuant to the Receivership Order, the July 24 Order, the CMO and applicable state and federal laws, the Receiver has the right to bring certain causes of action against third parties on behalf of Lancer and the other Receivership Entities.

13.  On or about March 8, 2004, Plaintiff commenced an ancillary action, Case No. 04-20547-CIV-MARRA/VITUNAC (the “Lawsuit”) against Defendant seeking payment of the $1.5 million New Note and issuance of the Retained Warrants. Defendant denies all material allegations raised in the Lawsuit and asserts various affirmative defenses.

14.  Defendant filed a Proof of Claim in the Receivership, asserting a claim for damages in excess of $10 million (the “Claim”). Plaintiff has advised Defendant that he intends to object to the Claim.

15.  The parties engaged in discovery and briefed their respective summary judgment motions before this Court, which remain pending.

16.  The parties conducted settlement negotiations and discussions, reviewing potential arguments and defenses related to the claims against each other.

17.  Solely to avoid the continued expense and risk of litigation, Plaintiff and Defendant have reached an agreement for the settlement of all matters between them or relating to Lancer, including without limitation the Lawsuit and the Claim, as well as any and all other claims and causes of action that have or could have been raised by either of them, subject to Court approval in the Receivership.

THE STIPULATION

18.  The Parties recently reached a settlement which is memorialized in the Stipulation of Settlement (the “Stipulation”). A copy of the Stipulation is attached hereto as Exhibit A. In reaching that compromise, the Receiver exercised his business judgment and determined that it is in the best interest of Lancer and its creditors to enter into the Stipulation.

19.  The following is a summary of the material terms and conditions of the Stipulation:2

a. The Defendant shall pay to Plaintiff, and Plaintiff shall accept, the sum of $900,000 (the “Settlement Payment”) under the following payment terms: $100,000 (the “Initial Payment”) paid no later than 30 days after the Date of Entry (defined in the Stipulation) and four payments of $200,000 each at six month intervals following the date on which the Initial Payment shall be due. Defendant shall deliver to Plaintiff and Plaintiff shall accept no later than the date on which the Initial Payment is due, warrants to purchase 21,308 shares of Defendant’s Common Stock, which warrants shall be exercisable for three years at the market price as of the Date of Entry (the “Settlement Warrants” and, collectively with the Settlement Payment, the “Settlement Amount”).

b. In the event that the Defendant fails to timely pay any portion of the Settlement Amount pursuant to the terms of the Stipulation, the Receiver shall provide the Defendant with five (5) Business Days written notice of default (“Notice”). During this five (5) Business Day period, the Defendant shall have the opportunity to cure such default (the “Cure Period”). If the Defendant fails to cure the default within the Cure Period, then the Receiver may retain any portion of the Settlement Amount and Settlement Warrants received to date and file a Certificate of Default requesting the entry of a final judgment, and the Court shall enter a final judgment against the Defendant in the amount of $1.2 million less any portion of the Settlement Amount previously paid under the Stipulation and awarding any portion of the Settlement Warrants not previously delivered pursuant to the Stipulation.

c. Each Party represents and warrants that it is not in possession of the original of either the Old Note or the Old Warrants and that the Old Note and Old Warrants are void and of no force and effect. Plaintiff further represents and warrants that to his knowledge (including the knowledge of his staff, agents, accountants, investment professionals and attorneys) no one other than the Parties was at any time the holder, or entitled to

-----------------------------------------------------------
2 The following summary is entirely qualified by the Stipulation. It is the Stipulation and not this Motion that governs the rights and obligations of the parties regarding the compromise. If there is any conflict between the Stipulation and the terms and conditions summarized in this Motion, the Stipulation shall control.

possession, of the Old Note and Old Warrants. Without limiting the foregoing, Plaintiff represents, warrants and covenants that to his knowledge (including the knowledge of his staff, agents, accountants, investment professionals and attorneys), Lancer has not and will not transfer, assign, endorse, pledge, hypothecate or otherwise encumber in any manner whatsoever the Old Note and Old Warrants (except to transfer the Old Note and Old Warrants to Defendant as set forth in paragraph 9 of the Stipulation), and no other person or party has or will have any right, claim or interest (legal, equitable or otherwise) in or to the Old Note or Old Warrants. In the event any of the original instruments representing the Old Note or Old Warrants is located by Plaintiff or comes into Plaintiff’s possession or custody at any time hereafter, Plaintiff shall (i) immediately contact and notify Defendant of such event, and (ii) cause such instruments to be physically delivered and surrendered to the Defendant in such manner as the Defendant shall reasonably request.

d. As of the Date of Entry, Plaintiff, on behalf of himself and the Lancer Entities, and Plaintiff’s employees, representatives, attorneys, and agents (collectively, the “Lancer Group”), releases and holds harmless, now and forever, Defendant, its parents, subsidiaries and affiliates, and the predecessors in interest, successors in interest, direct or indirect shareholders, employees, representatives, attorneys, agents, officers, directors and assigns of each of them (collectively, the “Nephros Group”) from, and waives any obligation, claim, cause of action or demand of any kind that any person among the Lancer Group has presently, may have or have had in the past, upon or by reason of any matter, cause or thing whatsoever, including without limitation any and all obligations, claims, causes of action and demands of any kind whatsoever, at law or in equity, direct or indirect, known or unknown, discovered or undiscovered, including without limitation such obligations, claims, causes of actions and demands arising out of, by reason of, or relating in any way whatsoever to the Lawsuit, the Claim, the Receivership, the Subscription Agreement, the Settlement Agreement, the Old Note, the New Note, the Old Warrants, the Forfeited Warrants or the Retained Warrants; provided that Plaintiff does not by this provision release or otherwise limit any rights or obligations arising out of the Stipulation.

c. As of the Date of Entry, and except us set forth in sub paragraph (c) above, Defendant, on behalf of itself and all other members of the Nephros Group, releases and holds harmless, now and forever, Plaintiff and the other members of the Lancer Group from, and waives any obligation, claim, cause of action or demand of any kind that any person among the Nephros Group has presently, may have or have had in the past, upon or by reason of any matter, cause or thing whatsoever, including without limitation any and all obligations, claims, causes of action and demands of any kind whatsoever, at law or in equity, direct or indirect, known or unknown, discovered or undiscovered, including without limitation such obligations, claims, causes of actions and demands arising out of, by reason of, or relating in any way whatsoever to the Lawsuit, the Claim, the Receivership, the Subscription Agreement, the Settlement Agreement, the Old Note, the New Note, the Old Warrants, the Forfeited Warrants or the Retained Warrants; provided that Defendant does not by this provision release or otherwise limit any rights or obligations arising out of this Stipulation. Notwithstanding the foregoing or anything else to the contrary in the Stipulation, Defendant, on behalf of itself and all other members of the Nephros Group, reserves all rights and does not release in any way (1) John Bendall and (2) Hermitage Capital Corporation, its parents, subsidiaries and affiliates, and the predecessors in interest, successors in interest, direct or indirect shareholders, employees, representatives, attorneys, agents, officers, directors and assigns of each of them. Each Party represents and warrants that to their knowledge no one in their respective Group has assigned, transferred or granted any claim, right, demand or cause of action intended to be released by the releases set forth in this paragraph.

MEMORANDUM OF LAW

The “All Writs Act,” 28 U.S.C. § 1651(a), provides a district court with the authority to enter orders that protect its jurisdiction and ensure enforcement of its orders. See 28 U.S.C. § 1651(a) (2003). Section 1651(a) provides:

The Supreme Court and all courts established by Act of Congress may issue all writs necessary or appropriate in aid of their respective jurisdictions and agreeable to the usages and principals of law.

Id. Section 1651(a) provides a district court with a “legislatively approved source of procedural instruments designed to achieve ‘the rational ends of the law’.” See United States v. New York Telephone Co., 434 U.S. 159, 172, 98 S. Ct. 364, 372, 54 L. Ed. 2d 376 (1977). Pursuant to § 1651(a), a district court, unless specifically confined by Congress, “may avail itself of all auxiliary writs as aids in the performance of its duties, when the use of such historic aids is calculated in its sound judgment to achieve the ends of justice entrusted to it.” See Id. (quoting Adams v. United Stales ex rel McCann, 317 U.S. 269, 273, 63 S. Ct. 236, 238, 87 L. Ed. 268 (1942)). The authority granted to a district court under § 1651(a) should be applied flexibly where in conformity with these principals. See Id.

The Court’s utilization of the All Writs Act under the circumstance is particularly appropriate as the Stipulation will implement this Court’s directive articulated in the Receivership Order. The Receivership Order authorizes the Receiver to “institute such actions and legal proceedings” against third parties on behalf of the Receivership Entities and to

“compromise or settle [these] legal actions.” Receivership Order at ¶¶ 2, 6. Moreover, the Receiver may enter into “agreements as may be reasonable, necessary and advisable in discharging the Receiver’s duties.” Id. at ¶ 8. The Stipulation will enable the Receiver to discharge his duty to bring legal actions on behalf of the Receivership Entities in a just and efficient manner.

A. The Receivership Order Authorizes Approval of the Stipulation.

In considering whether to approve a settlement brokered by an equity receiver, a district court will examine the parameters of the receivership order’s mandate. In SEC v. Credit Bancorp, Ltd., 2001 WL 1658200 at *2 (S.D.N.Y. Dec. 27, 2001), when faced with a federal equity receiver’s motion to approve a settlement with a creditor, the court held that “[i]t is enough that the Receiver’s request for settlement falls well within the broad discretion granted to him by the January 2000 Order and the ordinary powers of a receiver.” In that case, the January 2000 Order authorized the receiver to “investigate, prosecute, . . . compromise and adjust actions in any state, federal or foreign court or proceeding of any kind as may in his sole discretion be advisable to or proper to recover or conserve funds, assets, or property of Credit Bancorp.” Id. at *1. The court reasoned that this comports with the ordinary practice of receivers: “[T]he receiver has the power, when so authorized by the court, to compromise claims either for or against the receivership and whether in suit or not in suit.” Credit Bancorp, 2001 WL 1658200 at *2 (quoting 3 Ralph Ewing Clark, A Treatise on the Law and Practice of Receivers, § 770 (3d ed. 1959)). Subsequently, in SEC v. Bancorp, Ltd., 2002 WL 1792053 at *4 -*5 (S.D.N.Y. Aug. 2, 2002), the court approved another receiver settlement with broker-dealers because it was within the receiver’s discretion based on the January 2000 Order and the ordinary practice for receivers.

Similar to the Credit Bancorp receivership order, this Court’s Receivership Order empowered the Receiver to “institute such actions and legal proceedings . . . [to recover]

wrongfully, illegally or otherwise improperly misappropriated or transferred monies or other proceeds directly or indirectly traceable from investors in the Funds” against third parties “as the Receiver deems necessary” and to “defend, compromise or settle legal actions.” Receivership Order at ¶¶ 2, 6. The Receivership Order also directs the Receiver to make “such agreements as may be reasonable, necessary and advisable in discharging the Receiver’s duties.” Id. at ¶ 8. The Receiver has executed the Stipulation as he deems it essential to the resolution of the Receiver’s claims, and it comports with the ordinary practice of receivers. Therefore, the Stipulation falls squarely within the Receiver’s mandate from this Court. Accordingly, the Court should approve the Stipulation. Sec SEC v. Credit Bancorp, Ltd., 2001 WL 1658200 at *2; see SEC v. Bancorp, Ltd., 2002 WL 1792053 at *4 -*5.

B. The Stipulation is Fair and Should Be Approved.

In Sterling v. Stewart, 158 F.3d 1199, 1203 (11th Cir. 1998), the United States Court of Appeals for the Eleventh Circuit addressed the fairness of a receiver’s settlement of claims. In Sterling, shareholders appealed the district court’s approval of a settlement proposed by a receiver that terminated their derivative suit. Id. at 1200-1201. The shareholder argued that the district court erred because it did not apply “vigorous scrutiny” in evaluating the receiver’s settlement as required by Delaware law, but instead relied on a less stringent mandate from Cotton v. Hinton, 559 F.2d 1326, 1330 (5th Cir. 1977) (stating that the “District Court must find that the settlement is fair, adequate, and reasonable”) and the six-factor test for fairness under Behring v. Bellying Corp., 737 F.2d 982 (11th Cir. 1984). In evaluating whether the settlement was fair, the district court examined: (1) the likelihood of success; (2) the range of possible discovery; (3) the point on or below the range of discovery at which settlement is fair, adequate, and reasonable; (4) the complexity, expense, and duration of the litigation; (5) the substance and amount of opposition to the settlement; and (6) the stage of proceedings at which the settlement is achieved. Id. at 1204 n.6 (citing Bennett, 737 F.2d at 986). The Sterling court upheld the receiver’s settlement because the district court considered the extensive discovery conducted by the receiver, the receiver’s analysis of the underlying facts, the defendants’ defenses, and the shareholders’ presentations at the fairness hearing to conclude the settlement was fair. Id.

In this case, the Stipulation is equally fair, adequate, and reasonable. See Cotton, 559 F.2d at 1330. All applicable Bennet: factors favor approval of the Stipulation. First, while the Receiver believed he had a high likelihood of success in the litigation, this case was factually and legally complex, and the Defendant asserted significant counter-damages as detailed in this Motion. While the parties had conducted discovery and briefed summary judgment motions, additional discovery and discovery motions practice was expected. Moreover, avoiding the complexity, expense, and duration of the litigation will drastically reduce costs in this ancillary litigation.

In applying this standard, the probability of any litigation resulting in a similar outcome as that outlined in the Stipulation weighs in favor of granting the Stipulation. The transaction costs and attorneys’ fees associated with litigation by the Parties in any manner other than the one contemplated by the Stipulation would be significantly greater. Absent the settlement contained in the Stipulation, greater expense, inconvenience and delay will be needlessly incurred by all Parties.

WHEREFORE Lancer Offshore, Inc., by and through the Receiver requests that the Court enter an order (i) granting the relief requested by this Motion in the form of the proposed Order attached as Exhibit “B”; (ii) approving the compromise between the Parties as more fully described in the attached Stipulation; and (iii) granting the Receiver such other and further relief as the Court deems just and proper.
Dated: November 18, 2005.

HUSTON & WILLIAMS, LLP
Counsel for the Receiver
1111 Brickell Avenue - Suite 2500
Miami, FL 33131
Tel: (305) 810-2500
Fax: (305) 810-2460

                              /s/ Jeffrey P. Bast
                                Jeffrey P. Bast (FBN 996343)
Courtney Caprio (FBN 933961)

CERTIFICATE OF SERVICE

I HEREBY CERTIFY that a true and correct copy of the foregoing was furnished via First Class U.S. Mail and Electronic Mail as designated upon the parties set forth on the Master Service List this 18th day of November, 2005.

                                    /s/ Courtney Caprio
                                        Courtney Caprio

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF FLORIDA
CASE NO. 04-CV-20547-CIV-MARRA/VITUNAC

Proceeding Ancillary to Case No. 03-80612-CIV-MARRA/VITUNAC

MARTY STEINBERG, ESQ., as Receiver for LANCER OFFSHORE, INC., a foreign corporation organized and existing under the laws of the British Virgin Islands,

Plaintiff,

vs.

NEPHROS, INC., a Delaware corporation,

Defendant.
_________________________________________/

STIPULATION OF SETTLEMENT

Plaintiff Marty Steinberg, Esq. (“Plaintiff”), as Court-appointed Receiver for Lancer Offshore, Inc. (“Lancer”), and Defendant, Nephros, Inc. (“Defendant”), enter into this Stipulation of Settlement (the “Stipulation”):
RECITALS

A.  On or about August 5, 2002, Lancer and Defendant entered into a Subscription Agreement, pursuant to which, among other things, Lancer agreed to purchase three million dollars in notes from Defendant and receive class A warrants to purchase 240,000 shares of Defendant’s common stock, par value $.001 per share (the “Common Stock”).

B.  Under the Subscription Agreement, Lancer purchased a Note from Defendant in the principal amount of one million five hundred thousand dollars (the “Old Note”) and class A warrants (the “Old Warrants”) to purchase an aggregate of 120,000 shares of Defendant’s Common Stock.

C.  On or about January 31, 2003, Lancer and Defendant entered a Settlement Agreement (the “Settlement Agreement”) relating to, among other things, the Subscription Agreement.

D.  Among other things, the Settlement Agreement terminated the Subscription Agreement between Lancer and Defendant, rendering that instrument of no further force and effect, terminated Defendant’s indebtedness to Lancer under the Old Note, terminated all liens and security interests Lancer had in any collateral provided by Defendant, and provided for mutual releases.

E.  Upon execution and in partial fulfillment of the terms of the Settlement Agreement, Lancer transferred to Defendant all its rights to and interest in 45,000 of the 120,000 Old Warrants to purchase shares of Defendant’s Common Stock that Lancer held pursuant to the Subscription Agreement (the “Forfeited Warrants”).

F.  Pursuant to the Settlement Agreement, and assuming compliance by Lancer with all terms of the Settlement Agreement, Defendant was to deliver to Lancer an instrument evidencing warrants exercisable to purchase the remaining 75,000 shares of Defendant’s Common Stock (the “Retained Warrants”).

G.  Also pursuant to the Settlement Agreement, and again assuming compliance by Lancer with all terms of the Settlement Agreement, Defendant was to deliver to Lancer a Note in the principal amount of one million five hundred thousand dollars (the “New Note”).

H.  Pursuant to the Settlement Agreement, the parties scheduled a February 11, 2003 closing (the “Closing”), during which, among other things, the deliveries identified above were to have occurred. Lancer did not appear at the Closing.

I.  On July 10, 2003, this Court appointed Plaintiff as Receiver for several related entities, including Lancer (collectively, the “Lancer Entities”), as part of the proceedings in Case No. 03-80612-CIV-MARRA/VITUNAC (the “Receivership”).

J.  Defendant has alleged that it is not obligated, and, on that basis, has refused, to tender the New Note and the Retained Warrants or pay to Lancer one million five hundred thousand dollars.

K.  On or about March 8, 2004, Plaintiff commenced the above-styled action (the “Lawsuit”) against Defendant seeking payment of the $1.5 million New Note and issuance of the Retained Warrants. Defendant denies all material allegations raised in the Lawsuit and asserts various affirmative defenses.

L.  Defendant filed a Proof of Claim in the Receivership, asserting a claim for damages in excess of $10 million (the “Claim”). Plaintiff has advised Defendant that he intends to object to the Claim.

M.  The parties have engaged in discovery and have briefed their respective summary judgment motions before this Court, which remain pending.

N.  The parties have also had settlement negotiations and discussions, reviewing potential arguments and defenses related to the claims against each other.

O.  Solely to avoid the continued expense and risk of litigation, Plaintiff and Defendant have reached an agreement for the settlement of all matters between them or relating to Lancer, including without limitation the Lawsuit and the Claim, as well as any and all other claims and causes of action that have or could have been raised by either of them, subject to Court approval in the Receivership.

NOW, THEREFORE, in consideration of the recitals above and the terms and conditions set forth below, the sufficiency of which both parties acknowledge, and subject to the approval of the Court, Plaintiff and Defendant (collectively, the “Parties”) hereby consent and stipulate as follows:

1.  This Stipulation constitutes the entire Stipulation and understanding between the Parties with respect to its subject matter, and there is no other agreement, stipulation, agreement in principle, representation or warranty other than those set forth herein. This Stipulation shall supersede all prior or contemporaneous agreements and understandings between the Parties concerning the subject matter of this Stipulation.

2.  In order to induce Defendant to enter into this Stipulation, Plaintiff represents and warrants as follows:

a. The Court has duly appointed him (the “Appointment”) to act as Receiver for Lancer.

b. The Appointment remains in effect as of the date of this Stipulation.

c. As a result of the Appointment, Plaintiff has the right and power (subject to Court approval as set forth in paragraph 11 below) to enter into this Stipulation, binding on Lancer.

d. When executed by the Parties and approved by the Court as set forth in paragraph 11 below, this Stipulation, including without limitation the releases set forth in paragraph 11 below, will represent binding obligations of Plaintiff, in his capacity as receiver, and Lancer.

3.  Defendant shall pay to Plaintiff, and Plaintiff shall accept, the sum of $900,000 (the “Settlement Payment”), under the following payment terms: $100,000 (the “Initial

Payment”) paid no later than 30 days after the Date of Entry (defined below) and four payments of $200,000 each at six month intervals following the date on which the Initial Payment shall be due, via check made payable to “Lancer Offshore, Inc.,” and delivered to: Jeffrey P. Bast, Esq., Hunton & Williams LLP, 1111 Brickell Avenue, Suite 2500, Miami, FL 33131 (or such other address as Plaintiff shall specify in writing delivered to Defendant).

4.  Defendant shall deliver to Plaintiff, and Plaintiff shall accept, no later than the date on which the Initial Payment is due, warrants to purchase 21,308 shares of Defendant’s Common Stock, which warrants shall be exercisable for three years at the market price as of the Date of Entry (the “Settlement Warrants” and, collectively with the Settlement Payment, the “Settlement Amount”).

5.  In the event that the Defendant fails to timely pay any portion of the Settlement Amount pursuant to the terms of this Stipulation, the Receiver shall provide the Defendant with five (5) Business Days written notice of default (“Notice”). During this five (5) Business Day period, the Defendant shall have the opportunity to cure such default (the “Cure Period”). If the Defendant fails to cure the default within the Cure Period, then the Receiver may retain any portion of the Settlement Amount and Settlement Warrants received to date and file a Certificate of Default requesting the entry of a final judgment, and the Court shall enter a final judgment against the Defendant in the amount of $1.2 million, less any portion of the Settlement Amount previously paid under this Stipulation and awarding any portion of the Settlement Warrants not previously delivered pursuant to this Stipulation.

6.  The Parties may provide any notice required or permitted under this Stipulation by hand or reputable overnight courier as follows:

To Plaintiff:	Receiver for Lancer Offshore, Inc. c/o Jeffrey Bast, Esq. Hunton & Williams, LLP Mellon Financial Center 1111 Brickell Avenue - Suite 2500 Miami, FL 33131
To Defendant:	President Nephros, Inc. 3960 Broadway New York, NY 10032
With a copy to:	Mark Bideau, Esq. Greenberg Traurig, P.A. 777 South Flagler Drive, Suite 300 East West Palm Beach, FL 33401

Either Party may substitute any addressee by notice to the other Party.

7.  Each Party represents and warrants that it is not in possession of the original of either the Old Note or the Old Warrants and that the Old Note and Old Warrants are void and of no force and effect.

8.  Plaintiff further represents and warrants that to his knowledge (including the knowledge of his staff, agents, accountants, investment professionals and attorneys), no one other than the Parties was at any time the holder or entitled to possession of the Old Note and Old Warrants. Without limiting the foregoing, Plaintiff represents, warrants and covenants that to his knowledge (including the knowledge of his staff, agents, accountants, investment professionals and attorneys), Lancer has not and will not transfer, assign, endorse, pledge, hypothecate or otherwise encumber in any manner whatsoever the Old Note and Old Warrants (except to transfer the Old Note and Old Warrants to Defendant as set forth in paragraph 9 below), and no other person or party has or will have any right, claim or interest (legal, equitable or otherwise) in or to the Old Note or Old Warrants.

9.  In the event any of the original instruments representing the Old Note or Old Warrants is located by Plaintiff or comes into Plaintiff’s possession or custody at any time hereafter, Plaintiff shall (i) immediately contact and notify Defendant of such event, and (ii) cause such instruments to be physically delivered and surrendered to the Defendant in such manner as the Defendant shall reasonably request.

10.  (a) As of the Date of Entry, Plaintiff, on behalf of himself and the Lancer Entities, and Plaintiff’s employees, representatives, attorneys, and agents (collectively, the “Lancer Group”), releases and holds harmless, now and forever, Defendant, its parents, subsidiaries and affiliates, and the predecessors in interest, successors in interest, direct or indirect shareholders, employees, representatives, attorneys, agents, officers, directors and assigns of each of them (collectively, the “Nephros Group”) from, and waives any obligation, claim, cause of action or demand of any kind that any person among the Lancer Group has presently, may have or have had in the past, upon or by reason of any matter, cause or thing whatsoever, including without limitation any and all obligations, claims, causes of action and demands of any kind whatsoever, at law or in equity, direct or indirect, known or unknown, discovered or undiscovered, including without limitation such obligations, claims, causes of actions and demands arising out of, by reason of, or relating in any way whatsoever to the Lawsuit, the Claim, the Receivership, the Subscription Agreement, the Settlement Agreement, the Old Note, the New Note, the Old Warrants, the Forfeited Warrants or the Retained Warrants; provided that Plaintiff does not by this provision release or otherwise limit any rights or obligations arising out of this Stipulation.

(b)  As of the Date of Entry, and except as set forth in sub-paragraph (c), Defendant, on behalf of itself and all other members of the Nephros Group, releases and holds harmless, now and forever, Plaintiff and the other members of the Lancer Group from, and waives any obligation, claim, cause of action or demand of any kind that any person among the Nephros Group has presently, may have or have had in the past, upon or by reason of any matter, cause or thing whatsoever, including without limitation any and all obligations, claims, causes of action and demands of any kind whatsoever, at law or in equity, direct or indirect, known or unknown, discovered or undiscovered, including without limitation such obligations, claims, causes of actions and demands arising out of, by reason of, or relating in any way whatsoever to the Lawsuit, the Claim, the Receivership, the Subscription Agreement, the Settlement Agreement, the Old Note, the New Note, the Old Warrants, the Forfeited Warrants or the Retained Warrants; provided that Defendant does not by this provision release or otherwise limit any rights or obligations arising out of this Stipulation.

(c)  Notwithstanding the foregoing sub-paragraphs or anything else to the contrary in this Stipulation, Defendant, on behalf of itself and all other members of the Nephros Group, reserves all rights and does not release in any way (1) John Bendall and (2) Hermitage Capital Corporation, its parents, subsidiaries and affiliates, and the predecessors in interest, successors in interest, direct or indirect shareholders, employees, representatives, attorneys, agents, officers, directors and assigns of each of them.

(d)  Each Party represents and warrants that to their knowledge no one in their respective Group has assigned, transferred or granted any claim, right, demand or cause of action intended to be released by the releases set forth in this paragraph.

11.  Promptly following execution of this Stipulation by the Parties, Plaintiff will file a motion in the Receivership (and a Notice of the motion in the Lawsuit) seeking the entry of an order from the Court presiding over the Receivership (the “Receivership Court”) approving this

Stipulation and authorizing Plaintiff to execute any and all documents necessary or convenient to implement this Stipulation (the “Approval Order”). Each Party shall bear its own attorneys’ fees and costs in connection with the negotiation and drafting of this Stipulation, the Motion, the Approval Order and any action taken to obtain or defend the Approval Order; provided however, that in the event of any litigation between the Parties under this Stipulation or arising as a result of a default under this Stipulation, the prevailing party shall be entitled to reasonable attorneys’ fees and costs related thereto, including but not limited to those incurred at all trial and appellate levels.

12.  This Stipulation shall be effective only upon its execution by the Parties and entry of the Approval Order by the Court in a form reasonably acceptable to the Parties. If there be no appeal or other application by any person for review of the Approval Order, then the “Date of Entry” shall be the date on which the Approval Order is entered on the docket of the Court. If there is an appeal or other application for review, then the “Date of Entry” shall be the date, if any, on which any all appeals or reviews are complete, and the Approval Order, substantially unmodified, is final and non-appealable. If the Court does not approve this Stipulation, then it shall be of no further force or effect and each Party shall, without any prejudice, be restored to the position it was in prior to the execution of this Stipulation. Pending the entry or disapproval of the Approval Order, neither Party shall take any action to prosecute or defend the Lawsuit or the Claim.

13.  Promptly following the Date of Entry, (a) the Parties shall file a notice of dismissal of the Lawsuit with prejudice and without costs to either party, (b) Defendant shall withdraw the Claim with prejudice and without costs to either party, and (c) Defendant and its counsel shall return or destroy all documents produced by Plaintiff to Defendant in the Lawsuit pursuant to Defendant’s document requests, including without limitation all computer discs, CD’s and DVD’s (the “Discs”) of documents as well as all hard copies. Defendant shall confirm to Plaintiff that it has not retained (in its own possession or in counsel’s possession) copies of any such documents or Discs.

14.  Neither this Stipulation nor any of its specific items, covenants or conditions may be waived, changed, altered or modified except by an instrument in writing signed by the Party against whom enforcement of such clause is sought.

15.  The Parties acknowledge that this Stipulation is a compromise, and that neither Party admits, and each expressly denies, any liability on its part.

16.  Each of the Parties acknowledges that it has read all of the terms of this Stipulation, has had an opportunity to consult with counsel of their own choosing or voluntarily waived such right and enters into those terms voluntarily and without duress. This Stipulation shall in all respects be construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed wholly within the State of Florida and by federal law only to the extent the same has preempted the laws of the State of Florida.

17.  This Stipulation may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Stipulation. Delivery of an executed counterpart of a signature page to this Stipulation by facsimile shall be effective as delivery of a manually executed counterpart of this Stipulation.

18.  This Stipulation shall be deemed to have been jointly drafted by the Parties, and in construing and interpreting this Stipulation, no provision shall be construed and interpreted for or against one of the Parties because such provision or any other provision of the Stipulation as a whole is purportedly prepared or requested by such Party.

19.  The Receivership Court shall retain jurisdiction to enforce the terms of this Stipulation.

20.  Each of the Parties represents and warrants that the signatory has received authority to execute this Stipulation on its behalf and, in the case of Plaintiff, on Lancer’s behalf (subject to Court approval as provided in paragraph 11).

Dated this 18th day of November, 2005

/s/ Jeffrey Bast	/s/ Mark F. Bidcau
Jeffrey Bast, Esq.
Florida Bar No. 996343
Jay Thornton, Esq.
Florida Bar No. 323070
HUNTON & WILLIAMS, LLP
Mellon Financial Center
1111 Brickell Avenue - Suite 2500
Miami, FL 33131
Telephone: (305) 810-2500
Facsimile: (305) 810-2460
Attorneys for Marty Steinberg, Esq.,
as Receiver for Lancer Offshore, Inc.

Mark F. Bidcau, Esq.
Florida Bar No. 564044
Lorie M. Gleim, Esq.
Florida Bar No. 0069231
Phillip H. Hutchinson
Florida Bar No. 0137170
GREENBERG TRAURIG, P.A.
777 South Flagler Drive, Suite 300 East
West Palm Beach, FL 33401
Telephone: (561) 650-7900
Facsimile: (561) 655-6222
Attorneys for Nephros, Inc.

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF FLORIDA

Case No. 03-80612 CIV-MARRA/VITUNAC

SECURITIES AND EXCHANGE COMMISSION

Plaintiff,

v.

MICHAEL LAUER,
LANCER MANAGEMENT GROUP, LLC, and
LANCER MANAGEMENT GROUP II, LLC,

Defendants,

and

LANCER OFFSHORE, INC.,
LANCER PARTNERS, LP,
OMNIFUND, LTD.,
LSPV, INC., and LSPV, LLC,

Relief Defendants.
/
In re: LANCER PARTNERS L.P., Debtor.	Chapter 11 Case Case No.: 04-80211-CIV-MARRA/VITUNAC /

ORDER APPROVING MOTION FOR APPROVAL OF
STIPULATION OF SETTLEMENT WITH NEPHROS, INC.

THIS CAUSE came before the Court on the Motion for Approval of Stipulation of Settlement With Nephros, Inc. (the “Motion”), filed by the Plaintiff Marty Steinberg, Esq. (“Plaintiff”), as Court-appointed Receiver for Lancer Offshore, Inc. (“Lancer”). The Plaintiff seeks an Order from this Court approving the Stipulation of Settlement entered into between the Plaintiff and Nephros, Inc. The Court having reviewed the Motion, having reviewed the record in this action, and being otherwise duly advised in the premises, and finding it appropriate to approve the Motion, it is hereby

ORDERED AND ADJUDGED as follows:

1. The Motion for Approval of Stipulation of Settlement with Nephros, Inc., filed by the Plaintiff is hereby GRANTED by the Court. The Stipulation of Settlement is approved.

2. The Court shall retain jurisdiction to enforce the terms of said Stipulation of Settlement and this Order.

DONE AND ORDERED in Ft. Lauderdale, Broward County, Florida this ______ day of November, 2005.

                                       ___________________________________
            KENNETH A. MARRA
            United States District Judge

Copies furnished to:

Jeffrey P. Bast, Esq.
Mark Bideau, Esq.